Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2014 Fourth-Quarter And Full-Year Financial Results; Increases Share Repurchase Authorization By $25 Million

Cambridge, Mass., February 11, 2015 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2014 fourth-quarter and full-year financial results. The company also announced that its board of directors authorized a $25 million increase in the company’s stock repurchase program, bringing the total available repurchase authorization to approximately $28.4 million.

Fourth-Quarter Financial Performance

Total revenues were $80.7 million for the fourth quarter of 2014, compared with $77.5 million for the fourth quarter of 2013. Research revenues increased 5%, and advisory services and events revenues increased 3%, compared with the fourth quarter of 2013.

On a GAAP basis, net income was $3.6 million, or $0.19 per diluted share, for the fourth quarter of 2014, compared with net income of $2.2 million, or $0.11 per diluted share, for the same period in 2013.

On a pro forma basis, net income was $5.7 million, or $0.31 per diluted share, for the fourth quarter of 2014, which reflects a pro forma effective tax rate of 38%. Pro forma net income excludes stock-based compensation of $2.3 million, amortization of acquisition-related intangible assets of $0.6 million, and net investment losses of $0.3 million. This compares with pro forma net income of $4.0 million, or $0.20 per diluted share, for the same period in 2013, which reflects a pro forma tax rate of 39%. Pro forma net income for the fourth quarter of 2013 excludes stock-based compensation of $1.5 million, amortization of acquisition-related intangible assets of $0.6 million, and net investment losses of $2.3 million.

“Forrester met revenue, operating income, and EPS guidance for the fourth quarter and full-year 2014,” said George F. Colony, Forrester’s chairman and chief executive officer. “One full year into our strategic shift to capitalize on the opportunity the age of the customer presents, it is clear that the strategy is working. We have returned Forrester to a growth trajectory. Our goal in 2015 is to accelerate that growth while expanding profitability.”

Year Ended December 31, 2014, Financial Performance

Total revenues were $312.1 million, compared with $297.7 million for the same period in 2013.

On a GAAP basis, net income was $10.9 million, or $0.57 per diluted share, for 2014, compared with net income of $13.0 million, or $0.61 per diluted share, for 2013.

On a pro forma basis, net income was $18.7 million, or $0.98 per diluted share, for 2014, which reflects a pro forma effective tax rate of 38%. Pro forma net income excludes stock-based compensation of $7.4 million, amortization of acquisition-related intangible assets of $2.2 million, reorganization costs of $1.8 million, and net investment losses of $0.3 million. This compares with pro forma net income of $19.9 million, or $0.93 per diluted share, for 2013, which reflects a pro forma tax rate of 39%. Pro forma net income for 2013 excludes stock-based compensation of $6.1 million, amortization of acquisition-related intangible assets of $2.2 million, $1.9 million of reorganization costs, and net investment losses of $2.4 million.

A reconciliation of GAAP results to pro forma results may be found in the attached financial tables.

2015 Guidance

Forrester is providing first-quarter 2015 financial guidance as follows:

First-Quarter 2015 (GAAP):

•	Total revenues of approximately $74.5 million to $77.5 million.

•	Operating margin of approximately negative 2.5% to negative 0.5%.

•	Other income, net of zero.

•	An effective tax rate of 38%.

•	Loss per share of approximately $0.06 to $0.02.

First-Quarter 2015 (Pro Forma):

Pro forma financial guidance for the first quarter of 2015 excludes stock-based compensation expense of $2.1 million to $2.3 million, reorganization costs of $3.2 million to $3.7 million, amortization of acquisition-related intangible assets of approximately $0.3 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 5.0% to 7.0%.

•	Pro forma effective tax rate of 38%.

•	Pro forma diluted earnings per share of approximately $0.13 to $0.17.

Our full-year 2015 guidance is as follows:

Full-Year 2015 (GAAP):

•	Total revenues of approximately $325.0 million to $333.0 million.

•	Operating margin of approximately 5.5% to 6.5%.

•	Other income, net of zero.

•	An effective tax rate of 38%.

•	Diluted earnings per share of approximately $0.56 to $0.66.

Full-Year 2015 (Pro Forma):

Pro forma financial guidance for full-year 2015 excludes stock-based compensation expense of $9.0 million to $9.5 million, reorganization costs of $3.5 million to $4.0 million, amortization of acquisition-related intangible assets of approximately $1.0 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 9.5% to 10.5%.

•	Pro forma effective tax rate of 38%.

•	Pro forma diluted earnings per share of approximately $1.05 to $1.13.

Reorganization

Forrester is announcing the elimination of approximately 50 positions, about 4% of its workforce worldwide, in order to reallocate investment in 2015 to planned sales expansion and delivery areas seeing the greatest client demand. The company anticipates incurring pretax expenses of $3.5 million to $4.0 million, primarily for severance and related benefits costs in 2015 related to this action. There is minimal impact on the company’s core research organization. Forrester’s overall planned headcount in 2015 will increase 7%.

Quarterly Dividend

Forrester also announced today that its board of directors has authorized a 6% increase to its regular quarterly cash dividend from $0.16 per share to $0.17 per share. The next dividend of $0.17 per share is payable March 18, 2015, to shareholders of record on March 4, 2015.

About Forrester Research

Forrester Research is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 500,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data, custom consulting, exclusive executive peer groups, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations. For more information, visit forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the first quarter of and full-year 2015, statements about the success of operational improvements, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, the possibility of network disruptions and security breaches, and possible variations in Forrester’s quarterly operating results. Financial guidance regarding shares outstanding and per-share amounts is based on certain assumptions that are subject to change, including as a result of the number of shares repurchased by Forrester under its announced share repurchase program. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617.613.6000

mdoyle@forrester.com

Jon Symons

Vice President, Corporate Communications

Forrester Research, Inc.

+ 1 617.613.6104

press@forrester.com

© 2015, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited; in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Revenues:
Research services	$53,780	$51,398	$207,517	$202,843
Advisory services and events	26,901	26,123	104,545	94,807

Total revenues	80,681	77,521	312,062	297,650

Operating expenses:
Cost of services and fulfillment	33,056	31,664	126,199	117,061
Selling and marketing	29,563	27,456	115,753	107,073
General and administrative	9,219	11,063	38,584	38,280
Depreciation	2,089	2,314	9,325	9,268
Amortization of intangible assets	566	560	2,171	2,230
Reorganization costs	—	—	1,817	1,905

Total operating expenses	74,493	73,057	293,849	275,817

Income from operations	6,188	4,464	18,213	21,833

Other income, net	217	32	464	592
Losses on investments, net	(263)	(2,349)	(288)	(2,433)

Income before income taxes	6,142	2,147	18,389	19,992

Income tax provision (benefit)	2,543	(14)	7,524	6,968

Net Income	$3,599	$2,161	$10,865	$13,024

Diluted income per share	$0.19	$0.11	$0.57	$0.61

Diluted weighted average shares outstanding	18,520	20,341	19,007	21,353

Basic income per share	$0.20	$0.11	$0.58	$0.62

Basic weighted average shares outstanding	18,195	19,764	18,713	20,861

Pro forma data (1):

Income from operations	$6,188	$4,464	$18,213	$21,833
Amortization of intangible assets	566	560	2,171	2,230
Reorganization costs	—	—	1,817	1,905
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,311	877	4,316	3,585
Selling and marketing	365	243	1,132	1,136
General and administrative	620	343	1,996	1,330

Pro forma income from operations	9,050	6,487	29,645	32,019

Other income, net	217	32	464	592

Pro forma income before income taxes	9,267	6,519	30,109	32,611

Pro forma income tax provision	3,521	2,542	11,441	12,718

Pro forma net income	$5,746	$3,977	$18,668	$19,893

Pro forma diluted income per share	$0.31	$0.20	$0.98	$0.93

Diluted weighted average shares outstanding	18,520	20,341	19,007	21,353

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, reorganization costs and net losses from investments, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	December 31,
	2014	2013
Balance sheet data:
Cash, cash equivalents and marketable investments	$104,535	$155,145
Accounts receivable, net	$67,429	$77,543
Deferred revenue	$144,568	$152,903

	Year ended December 31,
	2014	2013
Cash flow data:
Net cash provided by operating activities	$28,795	$30,713
Purchases of property and equipment	$(1,503)	$(3,127)
Repurchases of common stock	$(73,166)	$(118,210)
Dividends paid	$(11,962)	$(12,394)

	As of December 31,
	2014	2013
Metrics:
Agreement value	$231,700	$216,500
Client retention	76%	73%
Dollar retention	88%	86%
Enrichment	97%	97%
Number of clients	2,431	2,471

	As of December 31,
	2014	2013
Headcount:
Total headcount	1,351	1,288
Research and consulting staff	518	475
Sales staff	510	485